UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 1, 2005

Fairchild Semiconductor International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-15181	043363001
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

82 Running Hill Road, South Portland, Maine		04106
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	207-775-8100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On November 2, 2005 we granted 13,500 deferred stock units (DSUs) to Kevin McGarity, who was elected to our board of directors on November 1, 2005 as described in Item 5.02 below. The DSU awards were made under our non-employee director compensation program and the Fairchild Semiconductor Stock Plan. Of the total number of DSUs granted, 10,000 will vest in one-third increments on each of the first three anniversaries of the grant date. The remaining 3,500 will vest in one-third increments on the last date prior to the date on which we hold our 2006, 2007 and 2008 annual stockholders’ meetings. All of the awards are subject to earlier vesting upon Mr. McGarity's retirement from the board after age 65, or after age 55 if his age plus years of service on the board equal 65 or more. Non-employee directors receive shares underlying vested DSUs on the earliest to occur of (1) the end of the director's service on the board for any reason other than removal for cause, (2) the director's disability, (3) the director's death or (4) a date chosen by the director at the time of the award. The date chosen must be a minimum of five years after the grant date, in the case of Mr. McGarity's award of 10,000 DSUs, and a minimum of five years following the date of our 2005 Annual Stockholders’ Meeting (held May 4, 2005) in the case of the award of 3,500 DSUs.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 1, 2005, Kevin McGarity was elected to our board of directors. The press release announcing Mr. McGarity's election is included as Exhibit 99.01 to this report. Our board of directors has not yet determined the committees of the board to which Mr. McGarity will or is expected to be named.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.01 Press release dated November 3, 2005.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fairchild Semiconductor International, Inc.

November 4, 2005	By:	/s/ Paul D. Delva

Name: Paul D. Delva
Title: Sr. V.P., General Counsel and Secretary

Top of the Form

Exhibit Index

Exhibit No.	Description

99.01	Press release.